As filed with the Securities and Exchange Commission on September 3, 2010

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lime Energy Co.

(Exact name of registrant as specified in its charter)

Delaware	36-4197337
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

1280 Landmeier Road
Elk Grove Village, Illinois	60007
(Address of registrant’s principal executive offices)	(Zip Code)

LIME ENERGY CO. 2010 NON-EMPLOYEE DIRECTORS STOCK PLAN

(Full title of the plan)

Jeffrey R. Mistarz

Chief Financial Officer and Treasurer

1280 Landmeier Road

Elk Grove Village, Illinois 60007

(847) 437-1666

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Benjamin Alexander

Rutter Hobbs & Davidoff Incorporated

1901 Avenue of the Stars

Suite 1700

Los Angeles, California 90067-6018

(310) 286-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share, issuable under the 2010 Non-Employee Directors Stock Plan	250,000	$3.35	$837,500	$59.71

(1)                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with shares splits, share dividends or similar transactions.

(2)                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act.  The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the NASDAQ Capital Market on September 1, 2010, in accordance with Rule 457(c) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 250,000 shares of Lime Energy Co.’s common stock to be issued pursuant to the Lime Energy Co. 2010 Non-Employee Directors Stock Plan that was approved by our stockholders on June 3, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act.  Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Lime Energy Co. (“Lime Energy” or the “Company”) hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)                               The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)                              The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(c)                               The Company’s Current Reports on Form 8-K filed on January 18, 2008; January 26, 2010; March 23, 2010; April 22, 2010; May 13, 2010; June 7, 2010; June 8 2010 and August 10, 2010.

(d)                              The description of the Company’s Common Stock, $0.0001 par value per share, contained in the Company’s Registration Statement on Form S-1 filed on August 12, 2009 (file no. 001-161296), including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article VIII of our amended and restated by-laws specifies that we shall indemnify our directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Lime Energy and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding shares of our capital stock entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present.  The By-laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

Our certificate of incorporation, as amended, limits the liability of our directors as authorized by Section 102(b)(7). To amend such provisions would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our capital stock.

We have obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our directors or officers (or any of our subsidiaries) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

The limitation of liability and indemnification provisions in our certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.                                          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the registrant pursuant to the registrant’s certificate of incorporation or by-laws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 3rd day of September 2010.

Lime Energy Co.

By:	/s/ Jeffrey Mistarz
Jeffrey R. Mistarz
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints David R. Asplund and Jeffrey R. Mistarz, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Lime Energy Co.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David R. Asplund	Chief Executive Officer (principal executive officer)	September 3, 2010
David R. Asplund
/s/ Jeffrey R. Mistarz	Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer and principal accounting officer)	September 3, 2010
Jeffrey R. Mistarz

/s/ Richard Kiphart	Chairman of the Board	September 3, 2010
Richard Kiphart

/s/ Gregory Barnum	Director	September 3, 2010
Gregory Barnum

/s/ Christopher Capps	Director	September 3, 2010
Christopher Capps

Director
William Carey

Director
Joseph Desmond

/s/ Stephen Glick	Director	September 3, 2010
Stephen Glick

/s/ Daniel W. Parke	Director	September 3, 2010
Daniel W. Parke

/s/ David Valentine	Director	September 3, 2010
David Valentine

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Form of First Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated December 21, 2009 and filed December 22, 2009)

4.2	Amended and Restated Bylaws, as amended (Incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated June 8, 2007 and filed June 11, 2007)

4.3	Lime Energy Co. 2010 Non-Employee Directors Stock Plan (Incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K dated June 3, 2010 and filed on June 8, 2010)

5.1	Opinion of Rutter Hobbs & Davidoff Incorporated

23.1	Consent of counsel (included in Exhibit 5.1)

23.2	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP)

24.1	Powers of Attorney (contained on the signature page hereto)